                                     EXHIBIT C
                             RIGHTS OF PREFERRED UNITS
                                  AND COMMON UNITS


Terms of Series 1997-A Preferred Units and Common Units of
      Burnham Pacific Operating Partnership, L.P. (the "OPERATING PARTNERSHIP")


     Section 1.     DESIGNATION AND AMOUNT.

          Pursuant to Section 4.2.A. of the Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), the General Partner of the Operating Partnership (the "GENERAL PARTNER") has designated 4,800,000 units of Limited Partnership Interest as Series 1997-A Preferred Units (the "SERIES 1997-A PREFERRED UNITS"), which units shall have the preferences, exchange, redemption and other rights, and voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as set forth below. All other Units of Limited Partnership Interest shall constitute "Common Units" or "Units" that shall collectively have all of their rights of the Limited Partners of the Operating Partnership except for those that are expressly granted to the Series 1997-A Preferred Units in this Exhibit C.

     Section 2.     DISTRIBUTIONS.

          (a) Holders of Series 1997-A Preferred Units will be entitled to receive, when, as and if authorized by the General Partner out of funds legally available for the payment of distributions, cumulative quarterly cash distributions (rounded up to the nearest whole cent) equal to the greater of (i) 2.00% (per quarter) of $25.00 per Series 1997-A Preferred Unit (such $25.00, the "STATED VALUE"), and (ii) the per unit Common Stock Dividend Amount (as hereinafter defined) for each Series 1997-A Preferred Unit, payable in each case in arrears on the last Business Day (as hereinafter defined) of each of March, June, September and December of each year, commencing on the first such day after the first issuance of Series 1997-A Preferred Units (each a "DISTRIBUTION PAYMENT DATE"). The "COMMON STOCK DIVIDEND AMOUNT" applicable as of any Distribution Payment Date shall mean the amount which is the product of (i) the dividend payable on such Dividend Payment Date with respect to each share of Common Stock, par value $.01 per share (the "CORPORATION COMMON STOCK"), of Burnham Pacific Properties, Inc. (the "CORPORATION"), and (ii) the number of shares of Corporation Common Stock for which each Series 1997-A Preferred Unit may, at the option of the Corporation, be exchanged, at the Common Exchange Rate (as hereinafter defined) then in effect and otherwise as set forth herein as of the record date established for such Distribution Payment Date (determined, for purposes of this computation, to the fourth decimal place); PROVIDED, HOWEVER, that the Common Stock Dividend Amount shall be adjusted as to any Distribution Payment Date only when and to the extent that the average amount of the dividends payable on or most closely to such Distribution Payment Date and the three next preceding Distribution Payment Dates exceeds the amount of the regular dividend ($.25 per share of Common Stock per quarter (as adjusted for splits, share dividends and other similar events), as the same may from time to time be reasonably and sustainably increased by the Board of Directors by resolution stating that such increased dividend is "regular". Such cumulative quarterly cash distributions will accrue daily on the basis of a 360-day year of twelve 30-day months, and will, to the extent not paid in full on a Distribution Payment Date, together with accruals thereon at the compounded quarterly at a rate of 2.00% from such Distribution Payment Date until payment is made, whether or not the Operating Partnership has earnings or surplus. The distribution payable to the holder of each Series 1997-A Preferred Unit on the first Distribution Payment Date after such unit is issued will be the Accrued Distributions thereon calculated from the date of issuance to such Distribution Payment Date. If any Distribution Payment Date is not a Business Day, the distribution due on that Distribution Payment Date will be paid on the first Business Day immediately succeeding that Distribution Payment Date. Each Distribution Payment Date will be on a date which is the date fixed for payment of dividends with respect to the shares of Corporation Common Stock or is not more than five Business Days after the date fixed for payment of dividends with respect to the shares of Corporation Common Stock. As used with regard to the Series 1997-A Preferred Units, the term "DIVIDEND PAYMENT AMOUNT" means, as to any quarter ending on a Distribution Payment Date, the cash dividend amount declared and paid with respect to such quarter on each share of Corporation Common Stock; "BUSINESS DAY" means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business; "ACCRUED DISTRIBUTIONS" means all accrued and due distributions together with all accrued but not yet due distributions (compounded as provided above and together with accruals thereon) (whether or not declared or authorized); and "OUTSTANDING DISTRIBUTIONS" means all accrued and due distributions (compounded as provided above together with accruals thereon) (whether or not declared or authorized) but excluding all accrued but not yet due distributions.

          (b) Each distribution will be payable to holders of record of Series 1997-A Preferred Units on a date (a "RECORD DATE") selected by the General Partner which is not less than 10 nor more than 45 days before the Distribution Payment Date on which the distribution is to be paid. No Record Date will precede the close of business on the date the Record Date is fixed.

          (c) Unless and until all Accrued Distributions on the Series 1997-A Preferred Units under Section 2(a) through the most recent preceding Distribution Payment Date have been paid (or are being paid contemporaneously therewith), the Operating Partnership may not (i) declare or pay any distribution (other than a distribution payable solely in Common Units), or set aside any funds or assets for payment or distribution with regard to any Junior Units (as hereinafter defined), (ii) redeem or purchase or set aside any funds or other assets for the redemption or purchase of any Junior Units or (iii) authorize, take or cause or permit to be taken any action that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners, or the setting aside of any funds or assets for payment of any distributions to its partners, or (B) the redemption or purchase, or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership, except as otherwise set forth herein. As used herein, the term "JUNIOR UNITS" means, with regard to the Series 1997-A Preferred Units, all partnership interests in the Operating Partnership to which the Series 1997-A Preferred Units are prior in rank with regard to payment of distributions or payments upon the liquidation, dissolution or winding-up of the Operating Partnership; the term "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or other entity of whatever nature.

          (d) While any Series 1997-A Preferred Units are outstanding, the Operating Partnership may not pay any distribution, or set aside any funds for the payment of a distribution, with regard to any units of any class or series of the Operating Partnership which rank on a parity with the Series 1997-A Preferred Units as to payment of distributions unless at least a proportionate payment is made with regard to all Accrued Distributions on the Series 1997-A Preferred Units (except, as to any Series 1997-A Preferred Units as to which a Notice of Redemption (as hereinafter defined) has been furnished by the holder thereof, at the effective time of redemption) under Section 2(a) through the most recent preceding Distribution Payment Date. A payment of distributions with regard to the Series 1997-A Preferred Units will be proportionate to a payment of a distribution with regard to another class or series of units of partnership interest if the distribution per Series 1997-A Preferred Units is the same percentage of the Accrued Distributions (except as aforesaid) under
Section 2(a) through the most recent preceding Distribution Payment Date, with regard to a Series 1997-A Preferred Unit that the distribution paid with regard to a unit of the other class or series of partnership interest is of the Accrued Distributions (except as aforesaid) under Section 2(a) through the most recent preceding Distribution Payment Date, with regard to a unit of that other class or series of partnership interest.

          (e) Any distribution paid with regard to Series 1997-A Preferred Units will be paid equally with regard to each outstanding Series 1997-A Preferred Unit, except to the extent that Series 1997-A Preferred Units are outstanding for differing amounts of time during the relevant distribution period.

          Section 3.     VOTING RIGHTS.

          The voting rights of the holders of Series 1997-A Preferred Units will be only the following:

          (a) The holders of Series 1997-A Preferred Units will have the right to vote on any matters on which the holders of Common Units are entitled to vote on an "as converted" basis with holders of Common Units, as though part of the same class as holders of Common Units, with such number of Common Units deemed held of record by holders of Series 1997-A Preferred Units on any Record Date as would be the number of Common Units into which the Series 1997-A Preferred Units held by such holders would be entitled to be exchanged on such Record Date (such number to be based upon the Common Exchange Rate). The holders of Series 1997-A Preferred Units shall receive notice of any meetings of the holders of Common Units, and all other notices and correspondence to the holders of Common Units provided by the Operating Partnership, and shall be entitled to take such actions, and shall have such rights, as are set forth herein or are otherwise available to the holders of Common Units as set forth in the Operating Partnership Agreement as are in effect on the date hereof, in each case with the same effect as would be taken by holders of Series 1997-A Preferred Units if deemed to be holders of such number of Common Units determined as aforesaid.

          (b) While any Series 1997-A Preferred Units are outstanding, the Operating Partnership will not, directly or indirectly, including through a recapitalization or a merger or consolidation with any other Person, or otherwise, without approval of holders of at least a majority of the outstanding Series 1997-A Preferred Units, voting separately as a class, (i) issue in excess of 4,800,000 Series 1997-A Preferred Units; (ii) increase the number of authorized Series 1997-A Preferred Units; (iii) combine, split or reclassify the outstanding Series 1997-A Preferred Units into a smaller or larger number of units; (iv) exchange any Series 1997-A Preferred Units for other securities or the right to receive cash, or propose or require an exchange other than as provided herein, or reclassify any Series 1997-A Preferred Units, or authorize, create, classify, reclassify or issue any class or series of units ranking prior to or on a parity with the Series 1997-A Preferred Units either as to distributions or upon liquidation, dissolution or winding-up of the Operating Partnership or as to the rights of the Series 1997-A Preferred Units set forth in this Section 3; (v) amend, alter or repeal, or permit to be amended, altered or repealed, any provision of this First Amendment in a manner which would affect adversely the rights and preferences of the holders of Series 1997-A Preferred Units.

          (c) While any Series 1997-A Preferred Units are outstanding, the Operating Partnership will not, directly or indirectly, including through a recapitalization or a merger or consolidation with any other Person, or otherwise, without the approval of the holders of not less than a majority of the outstanding Series 1997-A Preferred Units, voting separately as a class, propose, authorize, take, or cause to be taken or allow to occur any of the following actions: (i) the Transfer (as hereinafter defined) to a Person in a single transaction or series of transactions of all or substantially all of the assets of the Operating Partnership, including for such purpose to any Person (but excluding from the applicability of this clause (i) any Person in which the Operating Partnership has a direct or indirect minority interest such that a sale, transfer or assignment is not within Operating Partnership's control or a merger or consolidation of the Operating Partnership with or into a wholly-owned subsidiary of the Operating Partnership, in which the Operating Partnership Capitalization (as hereinafter defined) is unchanged as a result thereof) owned directly or indirectly by the Operating Partnership to the extent of the Operating Partnership's attributed interest in such other Person; (ii) any reorganization or recapitalization of the Operating Partnership in a single transaction or in more than one transaction, in or as a result of which the Common Unit Valuation (as hereinafter defined) is not in excess of $15.375;
(iii) any merger or consolidation of the Operating Partnership with any Person (except a merger or consolidation of the Operating Partnership with or into a wholly owned subsidiary in which the Operating Partnership Capitalization (as hereinafter defined) is unchanged) in or as a result of which the Common Unit Valuation is not in excess of $15.375; or (iv) a Change of Control (as defined in Section 4 hereof). As used herein, "COMMON UNIT VALUATION" is the value of each Common Unit determined, in connection with any reorganization, merger or consolidation, absent manifest error, by reference to the opinion of a nationally-recognized investment bank obtained by the Board of Directors of the Corporation at the expense of the Operating Partnership for such purpose unless the Operating Partnership and the holders of a majority in interest or the Series 1997-A Preferred Units (exclusive of the Corporation) otherwise agree or, if no such opinion is provided, by reference to Operating Partnership Capitalization and assuming in each such case for the purposes of such determination that the number of units is as assumed in the definition of Operating Partnership Capitalization. As used herein, "OPERATING PARTNERSHIP CAPITALIZATION" is the total market equity capitalization of the Operating Partnership determined by reference to (i) outstanding (assuming for this purpose the exercise of all then outstanding and exercisable warrants or other rights to acquire Common Units issued in the ordinary course of business and the exercise or conversion of all other then exercisable or convertible Common Unit equivalents not otherwise referenced below and Series 1997-A Preferred Units) Common Units and (ii) the number of Common Units which would be issued on Mandatory Exchange of outstanding Series 1997-A Preferred Units (determined in accordance with Section 5(b)). As used herein, "TRANSFER" means any sale, transfer by operation of law or otherwise, assignment, disposition or arrangement, whether voluntary or involuntary, which has the effect, directly or indirectly, of altering the holding of or causing or permitting another Person to succeed to, any voting control or economic interest, whether beneficial or of record or both (other than as a nominee of the transferor), including any arrangement for collateral purposes only, or which could, with the passage of time or the occurrence of any event, or both, have such effect.

          (d) With respect to any matter to be approved by holders of the Series 1997-A Preferred Units, the General Partner will act in accordance with
Section 3(f) of the Articles Supplementary of the General Partner with respect to any Series 1997-A Preferred Units held by the General Partner.

          (e) Holders of Series 1997-A Preferred Units may enter into agreements governing the exercise of their voting, consent, approval and other rights as such holders.

From and after the date that the General Partner has received on behalf of the Partnership notice of any such agreement, (i) any valid action taken by a Holder party to and under any such agreement shall be binding upon the Partnership,
(ii) any proxies delivered by holders of Series 1997-A Preferred Units under such agreement shall be recognized by the Partnership and given effect in accordance with their terms and (iii) the Partnership shall provide to each such holder notice of any matter as to which any such holder in its capacity as a holder of Series 1997-A Preferred Units is entitled to or given notice. Unless otherwise provided in any such agreement, any party thereto may exercise its rights with respect to Series 1997-A Preferred Units and as a partner of the Partnership, solely in its own interest (and in so acting need not consider the interests of others, including other partners of the Partnership), and shall not by virtue of such agreement be deemed to be a fiduciary of or owe any duty, including any fiduciary duty, to, any of the General Partner, any Limited Partner, any holder of Common Units or any other holder of Series 1997-A Preferred Units.

     Section 4.     CHANGE OF CONTROL; LIQUIDATION.

          (a) Upon the occurrence of any event (a "CHANGE OF CONTROL EVENT") which would permit the holders of Corporation Preferred Stock to receive a Change of Control Preference as defined in Section 4(a) of the Articles Supplementary of the Corporation as presently in effect, each holder of Series 1997-A Preferred Units may, at its option, receive, and, if so electing by written notice to the Operating Partnership to such effect, will be entitled to receive, out of the assets of the Operating Partnership available for distribution to its partners, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Units, an amount per unit (the "CHANGE OF CONTROL PREFERENCE") equal to the product of (A) the sum of (1) Stated Value plus the per unit amount of Accrued Distributions with regard to such Series 1997-A Preferred Unit to the date of final distribution and (2) 5% of the sum of Stated Value and the per unit amount of Outstanding Distributions with regard to such Series 1997-A Preferred Unit to the date of final distribution. The Operating Partnership shall provide proper notice to each holder of record of Series 1997-A Preferred Units of any Change of Control Event.

          (b) In the event of an involuntary liquidation, dissolution or winding-up of the Operating Partnership, as a result of which the assets of the Operating Partnership are sold to multiple unrelated Persons, and the holders of the Operating Partnership's equity securities receive solely cash in a distribution upon liquidation, each holder of Series 1997-A Preferred Units, may at its option receive, and, if so electing by written notice to the Operating Partnership to such effect, shall be entitled to receive, out of the assets of the Operating Partnership available for distribution to its partners, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Units, an amount per unit equal to the sum of (i) Stated Value plus
(ii) the per unit amount of Outstanding Distributions with respect to such Series 1997-A Preferred Unit to the date of final distribution. In the event of any other involuntary or a voluntary liquidation, dissolution or winding-up of the Operating

Partnership, each holder of Series 1997-A Preferred Units may, at its option, receive, and, if so electing by written notice to the Operating Partnership to such effect, shall be entitled to receive, out of the assets of the Operating Partnership available for distribution to its partners, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Units, an amount per unit equal to the sum of (i) Stated Value plus (ii) the per unit amount of Accrued Distributions with respect to such Series 1997-A Preferred Unit to the date of final distribution plus (iii) 5% of the sum of the Stated Value and the per unit amount of Outstanding Distributions. All amounts payable under this Section 4(b) shall be payable as a liquidation preference (the "LIQUIDATION PREFERENCE").

          (c) Holders of Series 1997-A Preferred Units other than the Corporation as General Partner may further elect, when delivering the written notice to the Operating Partnership with respect to the election under Section 4(a) or Section 4(b), in lieu of receiving the Change of Control Preference or the Liquidation Preference, as the case may be, to receive Corporation Preferred Stock or Common Units upon the redemption or exchange of Series 1997-A Preferred Units, without regard to any time restriction on exchange established in Section 5(a) hereof (but subject to the limitations in Section 5(g) hereof), in the manner and as provided in Section 5 hereof.

          (d) If, upon any liquidation, dissolution or winding-up of the Operating Partnership, the assets of the Operating Partnership, or proceeds of those assets, available for distribution to the holders of Series 1997-A Preferred Units and of units of all other classes or series which are on a parity as to distributions on liquidation with the Series 1997-A Preferred Units are not sufficient to pay in full the Change of Control Preference or the Liquidation Preference, as the case may be, to the holders of Series 1997-A Preferred Units which have not elected to redeem Series 1997-A Preferred Units as provided in Section 4(c) by reference to Section 5 hereof, and any liquidation preference of all other classes or series of units of Partnership Interests which are on a parity as to distributions on liquidation with the Series 1997-A Preferred Units, then the assets, or the proceeds of those assets, which are available for distribution to such holders of Series 1997-A Preferred Units and of the units of all other classes or series which are on a parity as to distributions on liquidation with Series 1997-A Preferred Units, will be distributed to the holders of Series 1997-A Preferred Units, and of the units of all other classes or series which are on a parity as to distributions on liquidation with the Series 1997-A Preferred Units, ratably in accordance with the respective amounts of the Liquidation Preference, with respect to the Series 1997-A Preferred Units entitled thereto, and the liquidation preferences applicable to the units of other classes or series which are on a parity as to distributions on liquidation with the Series 1997-A Preferred Units, with respect to the units of any such other class or series entitled thereto. After payment of the full amount of the Change of Control Preference or the Liquidation Preference, as the case may be, such holders of Series 1997-A Preferred Units will not be entitled to any further distribution of assets of the Operating Partnership and will not be entitled to redeem their Series 1997-A Preferred Units as provided in Section 5 hereof.

          As used herein, a "CHANGE OF CONTROL" of the Operating Partnership shall be deemed to have occurred upon a Change of Control of the Corporation (as defined in the Articles Supplementary of the Corporation as currently in effect).

          Section 5.     REDEMPTION AND EXCHANGE.

          (a)  OPTIONAL REDEMPTION.  Except as otherwise set forth in clause
(iii) below, each holder of Series 1997-A Preferred Units (other than the General Partner) shall have the right (the "Redemption Right") to require the Operating Partnership to redeem such Units at a redemption price equal to and in the form of the Cash Amount (as hereinafter defined) to be paid by the Operating Partnership. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption (a "NOTICE OF REDEMPTION") delivered to the Operating Partnership (with a copy to the General Partner) by the holder of such Series 1997-A Preferred Unit who is exercising the Redemption Right (the "REDEEMING HOLDER"). A holder may exercise the Redemption Right from time to time with respect to part or all of the Series 1997-A Preferred Units that it owns, as selected by the holder, provided, that a holder may not exercise the Redemption Right for less than one thousand (1,000) Series 1997-A Preferred Units unless such holder then holds less than one thousand (1,000) Series 1997-A Preferred Units, in which event the Redeeming Holder must exercise the Redemption Right for all of its Series 1997-A Preferred Units. "SPECIFIED REDEMPTION DATE" means the tenth business day after receipt by the General Partner of a Notice of Redemption; provided that if Corporation Common Stock is not then publicly traded, Specified Redemption Date means the thirtieth business day after receipt by the General Partner of a Notice of Redemption. "CASH AMOUNT" shall mean (i) an amount of cash per Series 1997-A Preferred Unit equal to the greater of (x) the Liquidation Preference per Series 1997-A Preferred Unit and (y) an amount of cash equal to the product of the Common Exchange Rate and the Current Market Price (as hereinafter defined). "COMMON EXCHANGE RATE" means that number of shares of Corporation Common Stock into which a share of Corporation Preferred Stock is then convertible, pursuant to the Articles Supplementary of the Corporation in effect on the date hereof. "CURRENT MARKET PRICE" as of any date of determination will be the average of the volume weighted average price per share of the Corporation Common Stock (the "VWAP") on each of the twenty Trading Days (as hereinafter defined), immediately preceding such date as the VWAP for each day is reported by a nationally-recognized market quotation or information service that is selected by the Corporation and approved by a majority in interest of the holders of the Series 1997-A Preferred Units (exclusive of the units held by the Corporation) which approval will not be unreasonably withheld. As used herein, the term "TRADING DAY" means (A) if the Corporation Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on the Corporation Common Stock is listed, (B) if the Corporation Common Stock is not listed on a stock exchange, but sale prices of the Corporation Common Stock are reported on an automated quotation system a day on which trading is reported on the principal automated quotation system on which sales of the Corporation Common Stock are reported, (C) if the Corporation Common Stock is not listed on a stock exchange and sale prices of the Corporation Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated, or (D) if the Corporation Common Stock is not so listed and sale prices are not so reported, any day other than a Saturday, a Sunday or a bank holiday in New York, New York.

                    (A) The Redeeming Holder shall have no right to receive any distributions paid after the Specified Redemption Date with respect to any Series 1997-A Preferred Units so redeemed.

                    (B) The assignee of any holder may exercise the rights (subject to applicable limitations) of such holder pursuant to this Section 5, and such holder shall be deemed to have assigned such rights to such assignee and shall be bound by the exercise of such rights by such holder's assignee. In connection with any exercise of such rights by such assignee on behalf of such holder, the applicable Cash Amount shall be paid by the Operating Partnership directly to such assignee and not to such holder.

                    (C) At any time within five business days of receipt by the General Partner of a written request of a holder of a Series 1997-A Preferred Unit, the General Partner shall provide such holder with written notice of the Common Exchange Rate.

               (ii) GENERAL PARTNER ASSUMPTION OF RIGHT.

                    (A) If a Redeeming Holder has delivered a Notice of Redemption, the General Partner may, in its sole and absolute discretion, elect to assume directly and satisfy a Redemption Right (a) by paying to the Redeeming Holder the Cash Amount or (b) issuing a number of fully paid and non-assessable shares of Corporation Preferred Stock such that each Series 1997-A Preferred Unit will be entitled to be exchanged for one share of Corporation Preferred Stock. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Holder or to the Operating Partnership with respect to the Redeeming Holder's exercise of the Redemption Right. If the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this
Section 5(a)(ii)(A) and shall fully perform its obligations in connection therewith, the Operating Partnership shall have no obligation to pay any amount to the Redeeming Holder with respect to such Redeeming Holder's exercise of the Redemption Right, and each of the Redeeming Holder, the Operating Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Holder as a sale of the Redeeming Holder's Series 1997-A Preferred Units to the General Partner. Nothing contained in this Section 5(a)(ii)(A) shall imply any right of the General Partner to require any holder of Series 1997-A Preferred Units to exercise the Redemption Right afforded to such holder pursuant to Section 5(a)(i).

                    (B) Each Redeeming Holder agrees to execute such documents as the General Partner may reasonably require in connection with any issuance of such shares of Corporation Preferred Stock upon exercise of the Redemption Right.

               (iii) EXCEPTIONS TO EXERCISE OF REDEMPTION RIGHT. Notwithstanding the provisions of Sections 5(a)(i) and 5(a)(ii), a holder of Series 1997-A Preferred Units shall not be entitled to exercise the Redemption Right pursuant to Section 5(a)(i) if (but only as long as) the delivery of shares of Corporation Preferred Stock to such holder on the Specified Redemption Date (A) (i) would, based upon the advice of outside counsel, be prohibited under the charter of the Corporation (ii) would be prohibited under Section 5(g) hereof or (iii) would, based upon the advice of outside counsel, be prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption Right) and (B) if, (x) the holder is Blackacre Capital Group, L.P. ("Blackacre") or any affiliate of Blackacre, and (y) Blackacre will at the time of redemption hold Corporation Preferred Stock that is convertible into more than 9.8% of the Corporation Common Stock, such entity does not provide the Corporation with a representation letter substantially in the form attached hereto as Schedule 1.

               (iv) NO LIENS ON SERIES 1997-A PREFERRED UNITS DELIVERED FOR REDEMPTION. Each Redeeming Holder covenants and agrees with the General Partner that all Series 1997-A Preferred Units delivered for redemption shall be delivered to the Operating Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Operating Partnership shall be under any obligation to redeem Series 1997-A Preferred Units which are or may be subject to any liens.

          (b) MANDATORY' EXCHANGE. Subject to Section 7 hereof, in the event that the Corporation gives a Notice of Mandatory Conversion (as defined in the Articles Supplementary of the Corporation relating to the right and preferences of the Corporation Preferred Stock as in effect on the date of the First Amendment) to holders of Corporation Preferred Stock, the Operating Partnership shall have the right to exchange on the Mandatory Conversion Date (as defined in such Articles Supplementary) not less than all of the outstanding Series 1997-A Preferred Units into a number of fully paid and non-assessable Common Units such that each Series 1997-A Preferred Unit will be entitled to be exchanged for a number of Common Units equal to the Common Exchange Rate (assuming, for such purpose that a Common Unit is equivalent to a share of Common Stock). In order to elect to effect the mandatory exchange (the "Mandatory Exchange") of Series 1997-A Preferred Units, the Operating Partnership shall issue a notice that all Series 1997-A Preferred Units are to be exchanged, setting forth the date of the intended exchange (such notice, the "NOTICE OF MANDATORY EXCHANGE," and such date, the "MANDATORY EXCHANGE DATE") to all holders of outstanding Series 1997-A Preferred Units on a date (the "MANDATORY EXCHANGE NOTICE DATE") at least 90 but not more than 120 days prior to the Mandatory Exchange Date. The Notice of Mandatory Exchange shall also specify a record date (the "MANDATORY EXCHANGE

RECORD DATE") selected by the Board of Directors of the General Partner which is not less than 20 but not more than 45 days before the Mandatory Exchange Date and the number of Common Units for which each Series 1997-A Preferred Unit will be exchanged. If the Operating Partnership gives a Notice of Mandatory Exchange, then, provided that the computation set forth in the Notice of Mandatory Exchange is not clearly erroneous, the outstanding Series 1997-A Preferred Units will be automatically exchanged for Common Units at the close of business on the Mandatory Exchange Date and on such date the Operating Partnership will pay holders of the Series 1997-A Preferred Units an amount equal to all Accrued Distributions thereon through the Mandatory Exchange Date. At the close of business on the Mandatory Exchange Date, the General Partner shall cause appropriate amendments to the Partnership Agreement to be made to reflect the Mandatory Exchange and shall deliver to the holders of the Series 1997-A Preferred Units a counterpart of the Partnership Agreement to reflect the issuances of such Common Units to such holders. Any Common Units issued pursuant to a Mandatory Exchange shall be immediately redeemable at any time thereafter, at the option of the holder thereof, in accordance with the redemption provisions of the Partnership Agreement.

          (c)  REDEMPTION AND EXCHANGE PROCEDURES.

               (i) If Series 1997-A Preferred Units are noticed for redemption or exchange between the close of business on a distribution payment Record Date and the opening of business on the corresponding Distribution Payment Date ("EX RECORD DATE UNITS"), the distribution with respect to those units will be payable on the Distribution Payment Date to the holder of record of the Ex Record Date Units on the distribution payment Record Date notwithstanding the surrender of the Ex Record Date Units for redemption or exchange after the distribution payment Record Date and prior to the Distribution Payment Date. The Operating Partnership will make no payment or adjustment for Accrued Distributions on Ex Record Date Units, whether or not in arrears, or for distributions on the Common Units or shares of Corporation Preferred Stock issued upon redemption or exchange of the Ex Record Date Units, other than to make payment to the holder of record thereof on the Record Date. All Accrued Distributions payable with respect to Series 1997-A Preferred Units noticed for exchange during any period commencing with the close of business on each Distribution Payment Date and ending with the opening of business on the next succeeding Record Date will be paid to the holder redeeming or exchanging such units on the related redemption or exchange date.

               (ii) As promptly as practicable after a Specified Redemption Date, or the Mandatory Exchange Date, as the case may be, the Operating Partnership will issue and will deliver to the holder at the office of the holder set forth in the Notice of Election to Exchange, or on the holder's written order, a certificate or certificates representing the number of whole shares of Corporation Preferred Stock or a fully executed counterpart of an amendment to the Partnership Agreement reflecting the number of Common Units issued upon exchange of the Series 1997-A Preferred Units.

               (iii) Each redemption or exchange will be deemed to have been effected at the Specified Redemption Date or on the Mandatory Exchange Date, as applicable, and the person in whose name a certificate for shares of Corporation Preferred Stock, if any, or to whom a fully executed counterpart of an amendment to the Partnership Agreement reflecting the ownership of Common Units, if any, is to be issued upon a redemption or exchange, will be deemed to have become the holder of record of the shares of Corporation Preferred Stock or the Common Units represented by that certificate or amendment, as the case may be, at such effective time. All shares of Corporation Preferred Stock and all Common Units delivered upon redemption or exchange of Series 1997-A Preferred Units will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights except such preemptive rights as may exist with respect to the Corporation Preferred Stock under the Articles Supplementary of the Corporation relating thereto. The Series 1997-A Preferred Units so redeemed or exchanged will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the shares of Corporation Preferred Stock or the Common Units to be issued or distributed as a result of the redemption or exchange and except that such Series 1997-A Preferred Units that are redeemed or exchanged for Corporation Preferred Stock shall become the property of the General Partner in order to reflect the shares of Corporation Preferred Stock issued in exchange therefor.

          (d) RECLASSIFICATION OF COMMON UNITS. If there is a reclassification or change of outstanding Common Units or a merger or consolidation of the Operating Partnership with any other entity that results in a reclassification, change, conversion, exchange or cancellation of the outstanding Common Units, or a sale or transfer of all or substantially all of the assets of the Operating Partnership, upon any subsequent redemption or exchange of Series 1997-A Preferred Units, each holder of Series 1997-A Preferred Units will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if a Mandatory Exchange had occurred immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events. In the event that a transaction may be viewed as causing this Section 5(d) to be applicable and create a change in the Common Exchange Rate, then the change in the Common Exchange Rate will be applicable and this provision will be applicable.

          (e) RESERVATION OF CORPORATION PREFERRED STOCK AND CORPORATION COMMON STOCK. The General Partner will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Corporation Preferred Stock, for the purpose of effecting the redemption of the Series 1997-A Preferred Units (and the subsequent conversion of Corporation Preferred Stock into Corporation Common Stock), the maximum number of shares of Corporation Preferred Stock and Corporation Common Stock which the General Partner would be required to deliver upon the redemption of all the outstanding Series 1997-A Preferred Units for Corporation Preferred Stock and the subsequent conversion of such Corporation Preferred Stock into Corporation Common Stock. For the purposes of this Section 5(f), the number of shares of Corporation Preferred Stock or Corporation Common Stock which the General Partner would be required to deliver upon the redemption of all outstanding shares of Corporation Preferred Stock were held by a single holder.

          (f) PAYMENT OF CERTAIN TAXES. The Operating Partnership will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Corporation Preferred Stock or Common Units upon the redemption or exchange of the Series 1997-A Preferred Units; PROVIDED, HOWEVER, that the Operating Partnership will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Corporation Preferred Stock or of Common Units in a name other than that of the holder of record of Series 1997-A Preferred Units to be exchanged and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Operating Partnership the amount of any such tax or has established, to the satisfaction of the Operating Partnership, that the tax has been paid or is not payable.

          (g) Notwithstanding anything to the contrary contained herein, the Series 1997-A Preferred Units will not be redeemable in exchange for shares of Corporation Preferred Stock, whether upon exercise of rights by the holders of the Series 1997-A Preferred Units, the Operating Partnership, the Corporation or otherwise, unless and until the approval by a majority of votes cast by the holders, in person or by proxy, of the shares of capital stock of the Corporation entitled to vote thereon is obtained, at a duly called and held annual or special meeting of the stockholders of the Corporation at which a quorum is present, with respect to the redemption into Corporation Preferred Stock pursuant to the charter of the Corporation; provided, however, that the restriction contained in this Section 5(g) shall not apply if a redemption of the Series 1997-A Preferred Units and Corporation Preferred Stock issued pursuant to the Preferred Stock Purchase Agreement (as defined below) for cash pursuant to the Contribution Agreement (as defined below) and the Preferred Stock Purchase Agreement has been effected such that the remaining outstanding Series 1997-A Preferred Units and Common Units issued pursuant to the Contribution Agreement together with the outstanding shares of Corporation Preferred Stock issued pursuant to the Stock Purchase Agreement do not, on an "as redeemed" or an "as converted" basis exceed 19.9% of the number of shares of Corporation Common Stock outstanding immediately prior to closing under the Contribution Agreement by and among the Corporation, the Operating Partnership and each of the Contributors listed on Exhibit A-1 thereto (the "CONTRIBUTION AGREEMENT"). For purposes of this Section 5(g), the term "Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement by and among Westbrook Burnham Holding, L.C.C., Westbrook Burnham Co-holdings, L.L.C., Burnham Pacific Properties, Inc. and Burnham Pacific Operating Partnership, L.P. dated as of December 5, 1997.

     Section 6.     STATUS.

          So long as any Series 1997-A Preferred Units are outstanding and held by persons other than the General Partner, the Series 1997-A Preferred Units may only be issued pursuant to the Contribution Agreement.

     Section 7.     REDEMPTION AFTER NOTICE OF MANDATORY EXCHANGE.

          (a) Notwithstanding anything to the contrary contained in Section 5, each holder of Series 1997-A Preferred Units prior to a Mandatory Exchange Date will have the right, exercisable at any time after the Mandatory Exchange Notice Date but prior to the Mandatory Exchange Date, to require the Operating Partnership to redeem any or all of the number of Series 1997-A Preferred Units specified in the Notice of Mandatory Exchange that are owned of record by the holder (the number of units as to which each holder elects redemption under this clause (a) being referred to as the "IDENTIFIED REDEMPTION UNITS"), at a redemption price per share (the "REDEMPTION PRICE") equal to (i) the sum of
(A) Stated Value plus (B) the per unit amount of the sum of all Accrued Distributions with regard to the Series 1997-A Preferred Units (whether or not declared) through the Redemption Date (as hereinafter defined) times (ii) the percentage determined in accordance with the following table:


             Redemption Date                           Percentage
             ---------------                           ----------
 December 31, 2002 to December 31, 2003                   105%
 December 31, 2003 to December 31, 2004                   104%
 December 31, 2004 to December 31, 2005                   103%
 December 31, 2005 to December 31, 2006                   102%
 December 31, 2006 to December 31, 2007                   101%
 December 31, 2007 and thereafter                         100%

          (b) In order to exercise a right to require the Operating Partnership to redeem a holder's Series 1997-A Preferred Units under this Section 7, the holder must deliver a request for redemption with respect to the Identified Redemption Units to the Operating Partnership at any time prior to the Mandatory Exchange Date. If such a request for redemption is given with regard to Series 1997-A Preferred Units, promptly (but in no event more than five Business Days) after the request for redemption is given to the Operating Partnership, the Operating Partnership will pay the holder cash equal to the Redemption Price of the units. The date of such payment is referred to in this Section 7 as the "REDEMPTION DATE."

          (c) (i) If a request for redemption is delivered to the Operating Partnership, on the Redemption Date distributions will cease to accrue with regard to the Series 1997-A Preferred Units to be redeemed, and at the close of business on that date the holders of those units will cease to be partners in the Operating Partnership with respect to those units, will have no interest in or claims against the Operating Partnership by virtue of such units (other than as described in clause (ii) below) and will have no voting or other rights with respect to such units.

          (ii) The distribution with respect to a Series 1997-A Preferred Unit which is the subject of a request for redemption under this Section 7 delivered on a day which falls between the close of business on a Record Date for the payment of such distribution and the opening of business on the corresponding Distribution Payment Date will be payable on the Distribution Payment Date to the holder of record of the Series 1997-A Preferred Unit on the Record Date for the payment of such distribution notwithstanding the redemption of the Series 1997-A Preferred Unit after the Record Date for the payment of such distribution and prior to the Distribution Payment Date.

          Section 8. RANKING. The Series 1997-A Preferred Units shall, with respect to the payment of distributions, the right to redemption, the right to receive the Change of Control Preference, the right to receive the Liquidation Preference and any other assets on liquidation, dissolution or winding up of the Operating Partnership, rank senior to any other class or series of partnership interest of the Operating Partnership.

          Section 9.     MANDATORY REDEMPTION IN CERTAIN INSTANCES.

          (a) If required under the rules of the New York Stock Exchange to enable (i) the Initial Purchaser (as defined in the Articles Supplementary) to fully convert all of the shares of Series 1997-A Convertible Preferred Stock contemplated to be purchased by the Initial Purchaser under the Stock Purchase Agreement and (ii) the holders of Series 1997-A Preferred Units and Units to fully convert all of the Series 1997-A Preferred Units and Common Units contemplated to be issued under the Contribution Agreement, the Corporation shall seek the approval of its shareholders as to the issuance of the Common Stock upon conversion of the Series 1997-A Convertible Preferred Stock, the Series 1997-A Preferred Units and Common Units and any related matters at the 1998 annual meeting of shareholders, the date of which the Corporation will use reasonable efforts to advance in time as reasonably possible and which shall in any event be held on or before May 12, 1998. If such shareholder approval is not obtained at such meeting, then the Corporation may, at its sole discretion, convene a special meeting of shareholders for such purpose, PROVIDED, that the same shall be called and held in sufficient time to enable the Corporation to satisfy its obligations to such holders under this Section 9. In connection with each such meeting of shareholders, the Corporation will recommend such approval of its shareholders, and use its best efforts (including, without limitation, the retention of a soliciting firm for customary services in this regard) to cause such approval to be granted. In each such case, the Corporation shall immediately notify the holders of the Series 1997-A Preferred Units and Common Units issued under the Contribution Agreement as to whether such shareholder approval has been obtained. If such approval is not obtained, the Corporation shall, upon no less than ten Business Days prior written notice and in any event no later than September 30,

1998, redeem such number of shares of 1997-A Preferred Units issued under the Contribution Agreement as shall be agreed upon by the holders thereof and the Corporation in accordance with Section 4.20 of the Contribution Agreement (the "REDEEMED UNITS") at a purchase price per share, in cash, paid to the holders thereof, in an amount equal to the greater of (i) the Stated Value plus the per share amount of Accrued Dividends (as defined in the Articles Supplementary), if any, and (ii) the aggregate Current Market Price of a number of shares of Common Stock (calculated to the nearest 1/100th of a share) equal to the Stated Value plus the per share amount, if any, of Accrued Dividends as of the date of such redemption (the "MANDATORY REDEMPTION DATE") divided by the Conversion Price then in effect (such greater amount, the "MANDATORY REDEMPTION PRICE").

          (b) On the Mandatory Redemption Date, dividends will cease to accrue with regard to the Redeemed Units, and at the close of business on such date the holders of Series 1997-A Preferred Units and Common Units issued under the Contribution Agreement will have no interest in or claims against the Corporation by virtue of such Redeemed Units and will have no voting or other rights with respect to such Redeemed Units.

          (c) The Mandatory Redemption Price shall be due and payable in full on the Mandatory Redemption Date, which shall be no later than June 30, 1998.
In the event that the Corporation fails to deliver to the holders of Series 1997-A Preferred Units and Common Units issued under the Contribution Agreement the Mandatory Redemption Price on or before such date, then the Mandatory Redemption Price shall accrue interest on the principal amount thereof and unpaid interest thereon, in each case at a rate equal to the lesser of 1.25% per month and the highest lawful rate of interest, compounded until such time as the Corporation pays to the holders of Series 1997-A Preferred Units and Common Units issued under the Contribution Agreement all amounts due under this
Section 9.

          Section 10     MISCELLANEOUS.

          (a) Except as otherwise expressly provided herein, whenever a notice or other communication is required or permitted to be given to holders of Preferred Units, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Operating Partnership as the holders of the Series 1997-A Preferred Units at the addresses as they appear on the books of the Operating Partnership, as of the Record Date or dates determined in accordance with applicable law and with the Partnership Agreement, as in effect from time to time, with a copy sent to Blackacre Capital Group, L.P., 450 Park Avenue, New York, New York 10022 Attention: Ronald J. Kravit in each case by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telex or other electronic transmission service.

          (b) Series 1997-A Preferred Units will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions and other distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein, in the Partnership Agreement, and as may be provided under applicable law.

          (c) The headings of the various subdivisions herein are for convenience only and will not affect the meaning or interpretation of any of the provisions herein.

          (d) The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions and other distributions, qualifications and terms and conditions of redemption of the Series 1997-A Preferred Units may be waived, and any of such provisions of the Series 1997-A Preferred Units may be amended, with the approval of holders of at least a majority of the outstanding Series 1997-A Preferred Units (exclusive of any Series 1997-A Preferred Units held by the Corporation and its affiliates), voting separately as a class.

     Section 11     SEVERABILITY OF PROVISIONS.

          Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.